VOTORANTIM CELULOSE E PAPEL S.A.
Publicly-Held Company
Corporate Tax-Payer No. 60.643.228/0001-21
NIRE 35.300.022.807

Extraordinary Shareholders' Meeting – Invitation to the Meeting

The shareholders of Votorantim Celulose e Papel S.A. are herein called to an Extraordinary Shareholders Meeting, to be held on January 26, 2005, at 10:00 a.m., at the Company's head office, located at Alameda Santos, 1357, 6 th floor, in the city of São Paulo, to resolve on the following items:

(a) To analyze, discuss and vote on the Proposal and Justification of VCP Florestal S.A. merger into the Company;

(b) To analyze, discuss and vote on the Merger Protocol of VCP Florestal S.A. into the Company;

(c) To reiterate the hiring of PricewaterhouseCoopers Independent Auditors for the assessment of VCP Florestal S.A.'s book value;

(d) To analyze, discuss and vote on the Experts' Valuation Report of VCP Florestal S.A .; and

(e) Other matters of corporate interest.

All related documents are available at the head office of "VCP" for consultation by shareholders.

The nominees and representatives of shareholders may participate in the General Meeting if they deposit at the Company's head office, up to three (3) working days before it is held, the respective proxy instruments and representation (art. 27, §4 th , of the Bylaws).

São Paulo , January 11, 2005 .

Board of Directors